Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar Chief Financial Officer Fossil, Inc. (972) 699-6811

Investor Relations:	Allison Malkin Integrated Corporate Relations (203) 682-8200

FOSSIL, INC. TO ACQUIRE SKAGEN DESIGNS, LTD.

Richardson, TX. January 10, 2012 – Fossil, Inc. (NASDAQ: FOSL) announced today that it has entered into an agreement to acquire Skagen Designs, Ltd. and certain of its international affiliates for approximately $225 million in cash, subject to a working capital adjustment, and 150,000 shares of Fossil, Inc. common stock. In addition, the sellers may receive up to 100,000 additional shares of Fossil common stock if Fossil’s net sales of Skagen-branded products exceed certain thresholds. Skagen Designs, based in Reno, Nevada, manufactures, markets and distributes watches, jewelry, sunglasses and clocks. The acquisition, which is subject to certain conditions, including regulatory approval, is expected to be finalized in February 2012.

“We have long admired Fossil and believe they will bring great passion and vision to our brand”, commented Charlotte Jorst, co-founder of Skagen. “The opportunities for Skagen under the Fossil umbrella are endless and we look forward to building this wonderful brand”, added Henrik Jorst, co-founder of Skagen.

Fossil’s CEO, Kosta Kartsotis, commented “It is a great privilege to join together with our Skagen colleagues to share their Danish design story with the world. Skagen is unique and has enormous potential as a lifestyle brand. We see many similarities in the history and values of our two companies and look forward to creating something greater together.”

About Skagen

Skagen Designs is an international company offering contemporary Danish design accessories including watches, jewelry, sunglasses and clocks. In addition to its corporate headquarters in Reno, Nevada, Skagen Designs and its international affiliates operate regional offices in Denmark, Hong Kong, Germany, the U.K. and Canada. Skagen products are sold in 75 global markets and in company-owned and operated retail stores in Denmark, Germany, U.K. and Hong Kong.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes, and clothing. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 360 company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and Securities and Exchange Commission (the “SEC”) filing information concerning the Company is also available.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and its Quarterly Reports on Form 10-Q filed with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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